Exhibit 16.1

KPMG LLP	Telephone 206 913 4000
Suite 900	Fax 206 913 4444
801 Second Avenue	Internet www.us.kpmg.com
Seattle, WA 98104

December 20, 2004

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Pyramid Breweries Inc. and, under the date of January 23, 2004, we reported on the financial statements of Pyramid Breweries Inc. as of and for the years ended December 31, 2003 and 2002. On December 14, 2004, our appointment as principal accountants was terminated. We have read Pyramid Breweries Inc.’s statements included under Item 4.01 of its Form 8-K dated December 14, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with Pyramid Breweries Inc.’s statements that the change was approved by the audit committee of the board of directors, that Pyramid Breweries Inc. appointed Moss Adams LLP as its principal accountants, and that Pyramid Breweries Inc. did not consult Moss Adams LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on Pyramid Breweries Inc.’ s consolidated financial statements, or any other matters or reportable events described in Items 304(a)(1)(iv) or 304(a)(1)(v) of Regulation S-K.

Very truly yours,

KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.